Exhibit 99.1

M/I Homes, Inc.
Withdraws Offering of Senior Notes and Terminates Tender Offer and Consent Solicitation

Columbus, Ohio (October 27, 2014) - M/I Homes, Inc. (NYSE: MHO) (the “Company”) announced today that it has withdrawn its previously announced offering of $350 million aggregate principal amount of senior notes (the “New Senior Notes”) in response to market conditions.

The Company also announced today that it has terminated its previously announced cash tender offer (the “Offer”) to purchase any and all of its outstanding 8.625% Senior Notes due 2018 (the “Existing Senior Notes”) and concurrent solicitation of consents. The Offer was conditioned upon the completion of an offering of senior notes on terms satisfactory to the Company. None of the Existing Senior Notes were purchased in the Offer and as a result of the termination, any of the Existing Senior Notes previously tendered will be promptly returned to the holders thereof. No consideration will be paid in the Offer for any tendered Existing Senior Notes.

Questions may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 470-4500 (for all others).

This press release is not an offer to purchase, an offer to sell, a solicitation of an offer to purchase, or a solicitation of an offer to sell, any New Senior Notes, Existing Senior Notes or other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 89,300 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Collection (exclusively by M/I), and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225

Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227